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                                                                   EXHIBIT 99.1


BECKMAN
2500 Harbor Blvd., Fullerton, California 92834
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Contact: Michael J. Whelan                                       (714) 773-7620
         Director, Investor Relations


              COULTER ACQUISITION COMPLETES KEY BECKMAN INITIATIVE
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     FULLERTON, California - November 3, 1997 -- Beckman Instruments, Inc.
(NYSE:BEC) announced today that it completed its acquisition of Coulter Corporation of Miami, Florida, on Friday, October 31. The new company will be known as Beckman Coulter. This joins two of the most-recognized global franchises in clinical diagnostics and life sciences, and completes a key Beckman initiative to become a broad-based world leader in in vitro diagnostic testing. Total 1996 sales of the combined companies were $1.7 billion, half of which came from outside the United States. Since nearly 70 percent of these revenues are from the recurring sale of reagents, supplies and service, going forward Beckman Coulter is expected to generate strong and recurring cash flow.

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COULTER ACQUISITION COMPLETES
KEY BECKMAN INITIATIVE                                               Page 2 of 4
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     Coulter is the world's leading manufacturer of hematology systems for the clinical analysis of blood cells, where it has a market share twice as large as the next competitor. In addition, Coulter is considered a technology leader in cell counting and characterization and has a number two market position in flow cytometry, which is used for both research and clinical applications. An important advantage for this purchase is the fact that there is no product overlap between the two companies but both sell to substantially the same customer base.

     With Coulter and the two earlier acquisitions in immunochemistry-based diagnostics, Hybritech Incorporated and the Access(R) immunoassy product business, Beckman completed a major initiative intended to build on its leadership position in automated clinical chemistry and create a broad-based capability in routine clinical diagnostics. Now, Beckman Coulter will be able to offer hospital laboratories a range of automated systems that together can perform more than 75 percent of their test volume and essentially all of the tests that are considered routine. Going forward, this will allow Beckman Coulter to provide significant value added benefits for customers, which will be further leveraged by the company's expertise in simplifying and automating laboratory processes.



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COULTER ACQUISITION COMPLETES
KEY BECKMAN INITIATIVE                                               PAGE 3 OF 4
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     Total consideration for the acquisition was $875 million for all outstanding shares plus approximately $275 million for the retirement of Coulter debt and the payment of pre-existing extraordinary obligations. Funding was provided under a senior unsecured credit facility.

     Over the next several months, the company expects to refinance a portion of the acquisition debt with the sale of certain financial assets and real-estate and may, if market conditions permit, issue long-term debt and complete its recently announced plans for existing debt. The company plans to improve its financial flexibility and achieve an investment grade profile by the end of 1999.

     Louis T. Rosso, chairman and chief executive officer, said "The formation of this new company, Beckman Coulter, from two of the industry's most recognized and respected names not only creates a powerful presence in diagnostics, but also strengthens our life sciences business.

     Our strategy is to improve customer productivity by simplifying and automating their laboratory processes. Implementing this strategy across one of the broadest product lines in the industry will be a differentiating characteristic of the new company."

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COULTER ACQUISITION COMPLETES
KEY BECKMAN INITIATIVE                                               PAGE 4 OF 4
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     Beckman Coulter automates and simplifies biological analysis with products used in clinical diagnostics and life science laboratories. The company's instrument systems, chemistries, software and supplies are used in all laboratory phases of the battle against disease, from pioneering medical research and drug discovery to patient blood testing. Operating on a global basis, Beckman Coulter's combined annual sales totaled $1.7 billion in 1996, with half of these generated outside the United States.

     This press release contains forward-looking statements regarding, among other things, the company's business strategy, anticipated synergies and cash flow, possible future debt financings, the use of proceeds from such debt financings, and the achievement of an investment grade profile. The forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties, many of which are beyond the Company's control. Actual results could differ materially from those anticipated by these forward-looking statements as a result of factors described in the company's reports filed with the Securities and Exchange Commission, including its Report on Form 8-K dated October 15, 1997, and as a result of other factors.


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